EXHIBIT 99.1

August 6, 2015

Board of Directors of LRE GP, LLC

1111 Bagby St.

Suite 4600

Houston, Texas 77002

Re:          Amendment No. 3 to Registration Statement on Form S-4 of Vanguard Natural Resources, LLC filed on or about August 6, 2015

Gentlemen:

Reference is made to our opinion letter, dated April 20, 2015, with respect to the fairness, from a financial point of view, to the holders (in their capacity as such) of outstanding common units representing limited partner interests in LRR Energy, L.P. (“LRE”) of the merger consideration to be received in the LRE Merger (as defined below) by such holders pursuant to the Purchase Agreement and Plan of Merger, dated as of April 20, 2015 (the “LRE Merger Agreement”), by and among Vanguard Natural Resources, LLC (“Vanguard”), Lighthouse Merger Sub, LLC, Lime Rock Management LP, Lime Rock Resources A, L.P., Lime Rock Resources B, L.P., Lime Rock Resources C, L.P., Lime Rock Resources II-A, L.P., Lime Rock Resources II-C, L.P., LRE and LRE GP, LLC (the “LRE Opinion Letter”). We refer to the merger of Lighthouse Merger Sub, LLC with and into LRE pursuant to the LRE Merger Agreement as the “LRE Merger.”

Reference is also made to our opinion letter, dated May 21, 2015, with respect to the fairness, from a financial point of view, to Vanguard, giving pro forma effect to the consummation of the transactions contemplated by the LRE Merger Agreement (“New Vanguard”), of the merger consideration to be paid by New Vanguard pursuant to the Agreement and Plan of Merger, dated May 21, 2015, by and among Vanguard, Talon Merger Sub, LLC, Eagle Rock Energy Partners, L.P. and Eagle Rock Energy GP, L.P. (together with the LRE Opinion Letter, our “Opinion Letters”).

We hereby consent to the reference to our Opinion Letters under the captions “Summary—Opinions of the Financial Advisor to the LRE GP Board of Directors,” “Risk Factors—The fairness opinions rendered to each of the board of directors of LRE GP and the LRE GP conflicts committee by their respective financial advisors were based on the financial analyses performed by their respective financial advisors, which considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to the financial advisors, as of the date of their respective opinions. As a result, these opinions do not reflect changes in events or circumstances after the date of such opinions. Neither the board of directors of LRE GP nor the LRE GP conflicts committee has obtained, or expects to obtain, updated fairness opinions from the financial advisors reflecting changes in circumstances that may have occurred since the signing of the merger agreement,” “Proposal 1: The Merger—Background of the Merger,” “Proposal 1: The Merger—Recommendation of LRE GP’s Board of Directors and Its Reasons for the Merger,” “Proposal 1: The Merger—Reasons of LRE GP’s Board of Directors for Consenting to the Eagle Rock Merger” and “Proposal 1: The Merger—Opinions of the Financial Advisor to the LRE GP Board of Directors” in, and to the inclusion of our Opinion Letters as annexes to, the proxy statement/prospectus included in the above-mentioned Amendment No. 3 to Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of the above-mentioned Amendment No. 3 to Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

TUDOR, PICKERING, HOLT & CO. ADVISORS, LLC

By:	/s/ Chad Michael
Chad Michael
Managing Director

Heritage Plaza | 1111 Bagby, Suite 5100 | Houston, Texas 77002 | www.TudorPickeringHolt.com

Tudor, Pickering, Holt & Co. Securities, Inc. | Tudor, Pickering, Holt & Co. Advisors, LLC | Members FINRA/SIPC